Exhibit 99.2

Equillium Reports Third Quarter 2023 Financial Results and Provides Corporate and Clinical Updates

$46.3 million in cash at the end of Q3 2023 expected to provide operating runway into 2025

$1.9 million of cash used in operating activities in Q3 2023

LA JOLLA, California, November 8, 2023 – Equillium, Inc. (Nasdaq: EQ), a clinical-stage biotechnology company leveraging a deep understanding of immunobiology to develop novel therapeutics to treat severe autoimmune and inflammatory disorders, today announced financial results for the third quarter 2023 and provided corporate and clinical development updates.

“The third quarter was focused on clinical execution and expanding education on our multi-cytokine platform and clinical programs ahead of initial data expected later this year,” said Bruce Steel, chief executive officer at Equillium. “We have completed enrollment in the Phase 1b EQUALISE study of itolizumab in patients with lupus nephritis and presented current data from that study at the annual meeting of the American Society of Nephrology earlier this month. We plan to provide the topline data to Ono in early 2024, which along with the interim review of the Phase 3 EQUATOR study in acute graft-versus-host disease, expected in 2024, comprise the data deliverables that will trigger Ono’s option decision. If Ono exercises its option, it would result in a payment of approximately $331 million and significantly extend Equillium’s cash runway. We also recently completed enrollment of the Phase 2 study of EQ101 in alopecia areata and expect to announce initial data from that study, as well as data from the SAD/MAD portion of the Phase 1 study of EQ102 before the end of the year. We believe Equillium is well positioned to create shareholder value with near-term milestones and a strong balance sheet that we expect to provide cash runway into 2025.”

Highlights Since Beginning of Third Quarter:

•
Hosted an Analyst & Investor Day featuring Arash Mostaghimi, MD, MPA, MPH, associate professor of dermatology at Harvard Medical School, that highlighted Equillium’s pipeline, the multi-cytokine platform and clinical-stage multi-cytokine inhibitors, with a focus on EQ101, currently in a Phase 2 clinical trial for moderate to severe alopecia areata that is now fully-enrolled.
•
Announced a presentation at the 18th Annual Peptide Therapeutics Symposium highlighting EQ302, a second generation orally deliverable multi-cytokine inhibitor in development to target IL-15 and IL-21. The presentation outlined the origins of EQ302 from its parent peptide, EQ102, and data illustrating that adding hydrocarbon staples to a peptide can confer increased stability in the gastrointestinal tract while retaining its cytokine inhibitory properties.
•
Announced abstracts accepted for poster presentation at the annual meetings of the American Society of Nephrology (ASN) and the American College of Rheumatology (ACR). The abstracts highlight data from 17 Type B subjects in the Phase 1b EQUALISE study in highly proteinuric lupus nephritis patients that demonstrated that subjects had high complete and partial response rates

1 Option exercise payment is denominated in Japanese yen (5 billion) and subject to currency exchange rates at the time of payment.

with rapid and deep reduction in urine protein creatinine ratio (UPCR) when itolizumab was added to mycophenolate mofetil and corticosteroids.

Anticipated Upcoming Milestones:

•
EQ101: Phase 2 clinical study in subjects with alopecia areata – initial data anticipated in Q4 2023, topline data anticipated in mid-2024
•
EQ102: Phase 1 first-in-human study in healthy volunteers and subjects with celiac disease – single ascending dose (SAD)/multiple ascending dose (MAD) data anticipated in Q4 2023, celiac disease patient data anticipated in 2024
•
Itolizumab: EQUALISE lupus nephritis topline data anticipated to be delivered to Ono in early 2024, EQUATOR acute graft-versus-host disease (aGVHD) interim review anticipated in 2024

Third Quarter 2023 Financial Results

Revenue for the third quarter of 2023 was $8.9 million, which was derived from itolizumab development funding from Ono Pharmaceutical Co, Ltd. (Ono) and amortization of the upfront payment from Ono.

Research and development (R&D) expenses for the third quarter of 2023 were $9.0 million, compared with $8.8 million for the same period in 2022. The increase was primarily due to greater clinical development expenses driven by the EQUATOR, EQ101, and EQ102 clinical studies partially offset by lower costs for our other itolizumab (EQ001) studies, and further offset by a greater estimated Australian R&D tax incentive benefit, a decrease in non-clinical research expenses, and a decrease in employee compensation and benefits.

General and administrative (G&A) expenses for the third quarter of 2023 were $3.5 million, compared with $4.5 million for the same period in 2022. The decrease was primarily driven by lower legal fees, overhead and employee compensation and benefits, partially offset by an increase in other professional fees.

Net loss for the third quarter of 2023 was $3.7 million, or $(0.11) per basic and diluted share, compared with a net loss of $13.7 million, or $(0.40) per basic and diluted share for the same period in 2022. The decrease in net loss was primarily attributable to revenue related to the Ono partnership recognized in the third quarter of 2023, whereas no such revenue was recorded in the third quarter of 2022 as it was prior to the Ono partnership. Lower total operating expenses, lower interest expense, and greater interest income in the third quarter of 2023 also contributed to the decrease in net loss compared to the same period last year.

Cash, cash equivalents and short-term investments totaled $46.3 million as of September 30, 2023, compared to $48.4 million as of June 30, 2023. Net cash used in operating activities in the third quarter of 2023 was $1.9 million. Equillium believes that its cash, cash equivalents and short-term investments as of September 30, 2023, including after giving effect to its stock repurchase program, will be sufficient to fund its operations into 2025.

About Multi-Cytokine Platform and EQ101, EQ102 & EQ302

Our proprietary multi-cytokine platform generates rationally designed composite peptides that selectively block key cytokines at the shared receptor level targeting pathogenic cytokine redundancies and synergies while preserving non-pathogenic signaling. This approach is expected to avoid the broad immuno-suppression and off-target safety liabilities that may be associated with other therapeutic classes, such as Janus kinase inhibitors. Many immune-mediated diseases are driven by the same combination of dysregulated cytokines, and we believe identifying the key cytokines for these diseases will allow us to target and develop customized treatment strategies for multiple autoimmune and inflammatory diseases.

Current platform assets include EQ101, a first-in-class, selective, tri-specific inhibitor of IL-2, IL-9, and IL-15 for intravenous and subcutaneous delivery; EQ102, a first-in-class, selective, bi-specific inhibitor of IL-15 and IL-21 for subcutaneous delivery; EQ302, in development as a first-in-class, selective, bi-specific inhibitor of IL-15 and IL-21 for oral delivery.

About Itolizumab

Itolizumab is a clinical-stage, first-in-class anti-CD6 monoclonal antibody that selectively targets the CD6-ALCAM signaling pathway to downregulate pathogenic T effector cells while preserving T regulatory cells critical for maintaining a balanced immune response. This pathway plays a central role in modulating the activity and trafficking of T cells that drive a number of immuno-inflammatory diseases.

About Equillium

Equillium is a clinical-stage biotechnology company leveraging a deep understanding of immunobiology to develop novel therapeutics to treat severe autoimmune and inflammatory disorders with high unmet medical need. The company’s pipeline consists of the following novel first-in-class immunomodulatory assets targeting immuno-inflammatory pathways. EQ101: a tri-specific cytokine inhibitor that selectively targets IL-2, IL-9, and IL-15; currently under evaluation in a Phase 2 proof-of-concept clinical study of patients with alopecia areata. EQ102: a bi-specific cytokine inhibitor that selectively targets IL-15 and IL-21; currently under evaluation in a Phase 1 first-in-human clinical study to include healthy volunteers and celiac disease patients. EQ302: an orally-delivered, bi-specific inhibitor of IL-15 and IL-21; currently in preclinical development. Itolizumab: a monoclonal antibody that targets the CD6-ALCAM signaling pathway which plays a central role in the modulation of effector T cells; currently under evaluation in a Phase 3 clinical study of patients with acute graft-versus-host disease (aGVHD) and a Phase 1b clinical study of patients with lupus/lupus nephritis. Equillium acquired rights to itolizumab through an exclusive partnership with Biocon Limited and has entered a strategic partnership with Ono Pharmaceutical Co., Ltd. for the development and commercialization of itolizumab under an option and asset purchase agreement.

For more information, visit www.equilliumbio.com.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "anticipate", "believe", “could”, “continue”, "expect", "estimate", “may”, "plan", "outlook", “future” and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Because such statements are subject to risks and uncertainties, many of which are outside of Equillium’s control, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to statements regarding Equillium’s plans for developing EQ101, EQ102, EQ302 and itolizumab and the expected timing of results from clinical studies, anticipated upcoming milestones, the potential of Equillium to generate stockholder value, the potential for additional near-term cash income under the asset purchase agreement entered into between Equillium and Ono, the fluctuation of the foreign exchange rate, Equillium’s cash runway, and the potential benefits of Equillium’s product candidates. Risks that contribute to the uncertain nature of the forward-looking statements include: Equillium’s ability to execute its plans and strategies; risks related to performing clinical and pre-clinical studies; the risk that initial and interim results of a clinical study do not necessarily predict final results and that one or more of the clinical outcomes may materially change as patient enrollment continues, following more comprehensive reviews of the data, and as more patient data become available; potential delays in the commencement, enrollment and completion of clinical studies and the reporting of data therefrom; whether Equillium is able to grow its business and increase stockholder value over time; risks related to Ono’s financial condition, willingness to continue to fund the development of itolizumab, and decision to exercise its option, if ever, to purchase itolizumab or terminate the asset purchase agreement; uncertainties related to Equillium’s capital requirements; and having to use cash in ways or on timing other than expected and the impact of market volatility on cash reserves. These and other risks and uncertainties are described more fully under the caption "Risk Factors" and elsewhere in Equillium's filings and reports, which may be accessed for free by visiting the Securities and Exchange Commission’s website and on Equillium’s website under the heading “Investors.” Investors should take such risks into account and should not rely on forward-looking statements when making investment decisions. All forward-looking statements contained in this press release speak only as of the date on which they were made. Equillium undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Investor & Media Contact

Equillium, Inc.

Michael Moore

Vice President, Investor Relations Officer & Head of Corporate Communications

619-302-4431

ir@equilliumbio.com

Equillium, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	September 30,	December 31,
	2023	2022
Assets
Cash, cash equivalents and short-term investments	$46,306	$71,023
Accounts receivable	3,769	2,838
Prepaid expenses and other assets	4,228	3,369
Operating lease right-of-use assets	922	1,191
Total assets	$55,225	$78,421
Current liabilities
Accounts payable and other current liabilities	$12,367	$17,338
Current portion of deferred revenue	15,832	14,700
Total current liabilities	28,199	32,038
Long-term deferred revenue	2,420	10,378
Other long-term liabilities	498	4,063
Total liabilities	31,117	46,479
Total stockholders' equity	24,108	31,942
Total liabilities and stockholders' equity	$55,225	$78,421

Equillium, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue	$8,870	$-	$26,873	$-
Operating expenses:
Research and development	8,974	8,771	27,855	29,022
Acquired in-process research and development	-	-	-	23,049
General and administrative	3,519	4,466	10,340	12,047
Total operating expenses	12,493	13,237	38,195	64,118
Loss from operations	(3,623)	(13,237)	(11,322)	(64,118)
Other income (expense), net	409	(418)	893	(1,083)
Loss before income taxes	(3,214)	(13,655)	(10,429)	(65,201)
Income tax expense	496	-	564	-
Net loss	$(3,710)	$(13,655)	$(10,993)	$(65,201)
Net loss per common share, basic and diluted	$(0.11)	$(0.40)	$(0.32)	$(1.95)
Weighted-average number of common shares outstanding, basic and diluted	34,878,700	34,352,084	34,582,574	33,512,611